Exhibit 10.1

Corporate Office 390 N Broadway Jericho, NY, 11753 Phone 516-882-4100 Fax 516-882-4058 www.keystoneglobalholdings.com

February 24, 2023

DarkPulse, Inc.

815 Walker Street, Suite 1155

Houston, TX 77002 Attn: Dennis O’Leary

Dear Mr. Dennis O’Leary,

This letter (“Engagement Letter”) is to confirm the non-exclusive engagement by DarkPulse, Inc., its and designated subsidiaries, or affiliates, (the “Company”) of Keystone Global Holdings and its subsidiaries Keystone Global Strategies, LLC (“Keystone”) and KSG Advisors, LLC, (“KSG”) together, “Keystone Global” to provide certain services, specifically: (i) Keystone to render strategic advisory and business development consulting including certain project development, whether related to one project or a series of projects (the “Consulting Services”) and (ii) KSG in connection with certain investment banking services related to the sale of interests in the Company through certain financial instruments issued by the Company or any or all of the Company’s subsidiaries whether effected in one transaction or a series of transactions (the “Transaction”).

The purpose of this Engagement Letter is to:

A.	Confirm the engagement of (i) Keystone to provide Consulting Services to Company and (ii) KSG by Company as its sell-side financial advisor on the Transaction (the “Transaction Advisory Services,” and together with the Consulting Services, the “Engagement”);

B.	Outline (i) Keystone’s scope of work and the fees for the Consulting Services and (ii) KSG’s scope of work and fees for the Transaction; and

C.	Set out the terms and conditions of the contractual arrangement between Keystone Global and the Company.

1.	Scope of Work

A.	Keystone Consulting Services: The Consulting Services to be provided by Keystone to Company are as follows:

i.	Due Diligence. Review existing material related to Company provided to Keystone including the intellectual property, technology, product applications, operations, and/or market strategy of Company;

ii.	Introductions and Facilitation of Engagement. Introduce Company to clients and/or strategic partners to work with Company (each a “Keystone Project Target”, collectively “Keystone Project Targets”) that may be interested in acquiring or implementing the Company’s technology, products and/or services pursuant to a definitive agreement (“Definitive Agreement”).

iii.	Research and Identification. Assist in the identification and development of project(s) resulting in the sale of Company’s products and/or the implementation and/or integration of Company’s technology, products and/or services into the project(s) managed, or developed, by Keystone Project Targets (each a “Contract,” collectively “Contracts”), including but not limited to, infrastructure, aerospace, mining, safety, oil & gas, pipeline, utility, water or security projects.

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B.	KSG Transaction Advisory Services: The Transaction Advisory Services to be provided by KSG to Company in connection with the Transaction are as follows:

i.	Due Diligence. Review existing material provided by Company to better understand Company’s business, operations, properties, financial statements, financial condition and the objectives of management;

ii.	Information Development. Assist Company in preparing certain materials for distribution to potential buyers, describing the Company and its business, operations, properties, financial condition and management, it being specifically agreed that (a) such materials shall be based entirely upon information supplied by Company, which information Company hereby warrants shall be complete and accurate in all material respects, and not misleading, and (b) Company shall be solely responsible for the accuracy and completeness of such materials, it being understood that any materials to be distributed to potential buyers will be reviewed and approved by Company in advance of distribution;

iii.	Potential Targets. Introduce Company to investors, capital providers, strategic partners and/or other parties who might be interested in the Transaction (“Keystone Investor Target(s)”); and

iv.	Negotiations. Assist Company in any discussions and negotiations with Keystone Investor Targets interested in consummating a Transaction.

2.	Fees. Keystone and KSG shall be paid for the Consulting Services and Transaction Advisory Services respectively as follows:

A.	Consulting Services Fee. If during the term of the Engagement, Keystone’s Consulting Services result: (i) in a Definitive Agreement, or (ii) in a fully executed Contract between Company and a Keystone Project Target, (each a “Contract Award”), then Keystone shall receive a fee (“Contract Award Fee”) equal to a percentage of the Contract Value of the Definitive Agreement or the Contract Award, regardless of the term of the Definitive Agreement or Contract as follows:

7% of the first $5 million

5% on everything above $5 million

For example, if the aggregate Contract Award is $5 million, the aggregate Contract Award Fee would be $350,000. If the aggregate Contract Award is $6 million, the aggregate Contract Award Fee would be $400,000.

The Contract Award Fee will be payable to Keystone within 10 business days of the Company receiving and clearing payment from the Keystone Project Target.

Each the Company and Keystone will cooperate in good faith following the introduction of a Keystone Project Target.

For purposes of this agreement, Contract Value shall mean the gross sum payable to Company pursuant to the respective Contract.

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B.	Transaction Advisory Services Fee. If during the term of the Engagement, a Transaction is consummated, or the Company enters into an agreement which subsequently results in a Transaction being consummated with a Keystone Investor Target, then KSG shall be paid a cash fee (the “Success Fee”) at the closing of the Transaction equal to a percentage of the Aggregate Consideration (as defined below) payable in connection with the Transaction as follows:

7% of the first $5 million

5% on everything above $5 million

For example, if the Aggregate Consideration is $5 million, the Success Fee would be $350,000. If the Aggregate Consideration is $6 million, the Success Fee would be $400,000.

For purposes of this Engagement, the term Aggregate Consideration means the aggregate amount of cash and the fair market value (as defined herein) of securities (whether debt or equity) paid or payable to the Company in a Transaction. Aggregate Consideration shall also include (i) the amount of any indebtedness (including capital leases) of the Company assumed, continued, defeased, refinanced or otherwise paid in connection with the Transaction and (ii) the face value of any installment or escrow payments which the Company reasonably expects to receive. In addition, Aggregate Consideration shall include the value of any contingent payments which the Company expects to receive pursuant to an earn-out or similar arrangement, with the amount of such payments being calculated based upon the Company’s financial projections at financial close.

3.	Other Services. If Keystone Global is requested by the Company to perform services in addition to those described in Section 1, then the terms and conditions relating to such services will be outlined in a separate agreement (or an amendment to this Engagement Letter) and the fees for such services will be negotiated separately and in good faith and will be consistent with fees customarily paid to advisors in the U.S. for similar services.

4.	Expenses. In addition to any fees payable hereunder, Keystone Global shall be reimbursed by the Company for its reasonable out-of-pocket expenses (including, but not limited to, travel expenses, such as, flights, accommodations and meals), payable upon presentation to Company, in connection with the Engagement without regard to whether a Transaction or Contract is consummated. Keystone Global shall be reimbursed within thirty (30) days upon Keystone Global presenting an invoice to the Company. Keystone Global shall obtain prior written consent of the Company prior to incurring any expense.

5.	Exclusivity. In order to coordinate the efforts to effect a Transaction with a Keystone Investor Target or provide Consulting Services satisfactory to Company in connection with a Keystone Project Target or Contract (as applicable), during the period of the Engagement hereunder, prior to engaging in any discussions with a Keystone Project or Investor Target, Keystone Global will provide Company with a list of such Targets to ensure Company is not already in discussion with said Targets. Once Company approves Keystone Global’s pursuit of Project or Investor Targets, Company will not initiate any discussions looking toward a Transaction with any named Keystone Investor Target or Consulting Services with any named Keystone Project Target or Contract, except through Keystone Global. In the event that Company, its directors or management receive any inquiry or are otherwise aware of the interest of any third party in a Transaction involving a Keystone Project Target or in connection with a Contract involving a Keystone Project Target, they will promptly inform Keystone Global of the prospective buyer and its interest.

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6.	Indemnity. The Company and Keystone Global agree that Schedule A attached hereto forms an integral part of this Engagement Letter and is hereby incorporated herein by reference in its entirety.

7.	Term and Survival. The Keystone Consulting Services shall continue in effect until one (1) year from the date of this Engagement Letter; and the KSG Transaction Advisory services shall continue in effect until six (6) months from the date of this Engagement Letter, unless terminated at any time with or without cause by either Keystone Global or the Company upon ten (10) business days written notice thereof to the other party, except that (i) Sections 2 (Fees), Section 3 (Other Services), Section 4 (Expenses), Section 6 (Indemnity); Section 7 (Term / Survival), Section 12 (Proprietary Work Product), and Section 14 (Governing Law) shall survive termination of this Engagement Letter, and (ii) if within 24 months of the end of such term a Transaction or Contract shall occur with a Keystone Investor Target or a Keystone Project Target respectively, then Keystone Global shall be paid a fee in accordance with the Section 2 above.

8.	Customer Due Diligence. The USA PATRIOT Act, which imposes certain anti-money laundering requirements on brokerage firms and financial institutions, requires you to provide us with your tax identification number and may also require you to provide us with certain other identification documents or other information in order for us to be permitted to effect transactions for you (including the transaction(s) contemplated by this Engagement Letter). In addition, we may also be required to make certain inquiries of other organizations for information about you in order to fulfill our responsibilities under Federal regulations.

9.	Support / Collaboration. The Company agrees to cooperate with Keystone Global, to provide and make available, or cause to be provided, all such information, data, advice, documentation and opinions (the “Information”) as Keystone Global may reasonably request in relation to the Transaction, Company or any of its affiliates in order to perform services hereunder.

10.	Confidentiality. The parties have executed that certain Confidentiality Agreement dated November 3, 2022, (the “NDA”) which governs the treatment of confidential information disclosed during the term of this Engagement. The NDA is incorporated into this Engagement Letter by reference.

11.	Announcements / Marketing. Following financial close of the Transaction and/or Contracts or earlier if agreed with the Company in writing, Keystone Global may publish announcements relating to its services. Keystone Global may also include its role and services provided in the Transaction and/or Contracts in its marketing materials and website.

12.	Proprietary Work Product. The Company acknowledges that all work product produced by Keystone Global under this Engagement Letter remains the sole property of Keystone Global until such time as the Fees outlined in Sections 2 and 4 (Fees) have been paid, or in the event of termination of this Engagement Letter, the parties have agreed in good faith to an appropriate settlement for all deliverables including documents authored, prepared and delivered by Keystone Global in the course of performing the services under this Engagement Letter (the “Work Product”). In no event may Company re-sell, sub-license, lease or otherwise transfer or share the Work Product (or any portion thereof) to any third party in contravention with this Engagement Letter.

13.	Entire Agreement, Amendments. This Engagement Letter contains the entire agreement between the Company and Keystone Global concerning the subject matter hereof, supersedes all prior agreements with respect thereto, and no modifications of this Engagement Letter or waiver of the terms and conditions hereof will be binding upon either party, unless approved in writing by both parties. This letter has been duly authorized and executed by each of the parties hereto and constitutes the legal, binding obligation of each such party. Engagement Letter may be executed in several counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Facsimile or emailed signatures shall be deemed original signatures.

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14.	Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any action, suit or proceeding arising out of or relating to this letter agreement. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding brought in any such court and any claim that any such action, suit or proceeding has been brought in an inconvenient forum. EACH OF Keystone Global AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS SHAREHOLDERS) WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

15.	Independent Contractor Status. The Company understands that Keystone Global is acting solely as a financial and strategic advisor, is acting as an independent contractor, and not in a fiduciary capacity, and is not undertaking to provide any legal, accounting, or tax advice in connection with its Engagement under this Engagement Letter.

16.	Broker-Dealer Representation. All securities and other regulated services will be offered through KSG. KSG is duly registered, licensed and qualified as a broker-dealer under the 1934 Act and the rules and regulations of the Commission thereunder and the securities laws of each state where the conduct of its business requires such registration and is duly registered and is in good standing with FINRA.

(Signature page follows)

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Please confirm that the foregoing is in accordance with your understandings and agreements with Keystone Global in respect of the Engagement by signing below and returning a copy of this Engagement Letter.

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SCHEDULE A

This Schedule A is incorporated by reference into KSG Advisors, LLC’s (“KSG”) and Keystone Global Strategies, LLC (“Keystone,” and together with KSG, “Keystone Global”) engagement letter dated February 24, 2023 (the “Engagement Letter”) between Keystone Global and DarkPulse, Inc. (the “Company”) in connection with the matter or matters described in such Engagement Letter.

The Company agrees to indemnify and hold harmless Keystone Global and its affiliates and their respective directors, managers, officers, employees, agents and controlling persons (each, with Keystone Global, an “Indemnified Person”), except for such Indemnified Person’s gross negligence or willful misconduct, from and against all losses, claims, damages, liabilities or expenses (or actions or proceedings, including security holder actions or proceedings, in respect thereof), joint and several, related to or arising out of such engagement or the rendering of additional services by Keystone Global as requested by the Company that are related to the services rendered under the Engagement Letter, or Keystone Global’s role in connection therewith (collectively, a “Claim” and/or “Loss”), and will reimburse each Indemnified Person promptly for all expenses (including counsel fees and expenses) as they are incurred by an Indemnified Person in connection with the investigation of, preparation for, or defense of any pending or threatened Claim, or any such action or proceeding arising therefrom, whether or not such Indemnified Person is a formal party to any such lawsuit or other proceeding (“Proceeding”) and whether or not such Proceeding is initiated by or brought on the Company’s behalf.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on the Company’s behalf or in the Company’s right for or in connection with such engagement, except to the extent that such Claim is finally judicially determined to have resulted primarily from such Indemnified Person’s gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, shall the Company or any Indemnified Person be liable for any consequential, indirect or incidental or special damages of any nature.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, the Company agrees to contribute to amounts paid or payable by an Indemnified Person in respect of such Indemnified Person’s Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and the Company (and the Company security holders) on the other hand, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Person, respectively, and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses exceed the amount of the fee actually received by Keystone Global pursuant to the Engagement Letter.

The Company agrees that without Keystone Global’s prior written consent the Company will not enter into any settlement or compromise of, or consent to, any judgment in a Proceeding arising out of the transactions contemplated by the Engagement Letter and in which Keystone Global or any other Indemnified Person could reasonably be likely to be an actual or potential party to such Proceeding, unless such settlement, compromise or judgment (i) includes an explicit and unconditional release from the party bringing such Proceeding of all Indemnified Persons from all liability arising therefrom and (ii) the amount involved in any such settlement, compromise, consent or termination is paid in full directly by the Company or on behalf of the Company, and such compromise settlement, consent or termination does not (x) acknowledge any liability of or wrongdoing by an Indemnified Person, (y) adversely affect the business of an Indemnified Person, or (z) limit the future conduct of an Indemnified Person whether by injunction, consent decree or other decree or otherwise.

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Promptly after an Indemnified Person’s receipt of notice of the commencement of any Proceeding, an Indemnified Person shall notify the Company in writing of the commencement thereof, but omission so to notify the Company will not relieve the Company from any liability which the Company may have to such Indemnified Person, except the Company’s obligations to indemnify to the extent that the Company suffers actual prejudice as a result of such failure, but shall not relieve the Company from the Company’s obligation to provide reimbursement of expenses (including counsel fees and expenses). The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their choice that is subject to the Company’s prior written consent and approval in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Engagement Letter, and the reasonable fees and expenses of such counsel shall be included in the indemnification hereunder.

The Company will pay to Keystone Global and each Indemnified Person, in addition to the other fees and expenses payable to it, the charges as incurred and as reasonably determined by Keystone Global for any time of any officers, directors or employees of Keystone Global devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters or otherwise with respect to hearings, trials, pretrial matters and other proceedings in any way relating to, or referred to in, or arising out of the Engagement Letter or Keystone Global’s role in connection therewith. This provision shall not apply to any hearings, trials or other matters relating to negligence and/or misconduct of Keystone Global or the indemnified person or collection of fees and/or expenses by Keystone Global from the Company. The Company will also pay the fees and expenses of the Indemnified Person’s counsel in connection with the matters referred to in this paragraph.

The foregoing shall be in addition to any rights that Keystone Global may have at common law or otherwise. The Engagement Letter including this Schedule A shall be binding upon and inure to the benefit of Company’s successors, assigns, heirs, and personal representatives, and upon Keystone Global and any other Indemnified Person and their respective successors, assigns, heirs and personal representatives.

It is understood that, in connection with Keystone Global’s Engagement, Keystone Global may also be requested to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written or oral agreements. The obligations set forth in this Schedule A shall apply to Keystone Global’s Engagement by the Company and any modification shall remain in full force and effect following their completion or termination.

The provisions of this Schedule A may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York. The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to the provisions of this Schedule A is brought against an Indemnified Person. KEYSTONE GLOBAL HEREBY AGREES, AND THE COMPANY HEREBY AGREES FOR ITSELF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF THE COMPANY’S SECURITYHOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF THIS ENGAGEMENT LETTER, INCLUDING THE PROVISIONS OF THIS SCHEDULE A, OR KEYSTONE GLOBAL’S PERFORMANCE THEREUNDER. In the event of a dispute between Company and Keystone Global, the parties agree to enter into mandatory mediation or, if necessary, arbitration to resolve such dispute.

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